Exhibit j 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of MainStay VP Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", “Disclosure of Portfolio Holdings”, and "Independent Registered Public Accounting Firm" and on the cover page of the Statement of Additional Information in such Registration Statement. We also consent to the reference to us as experts under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 12, 2016